Exhibit 99.1

Investor Contact: Tom Ward 317-685-7330 Media Contacts: Les Morris 317-263-7711	FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES APPOINTMENT OF GARY M. RODKIN TO BOARD OF DIRECTORS

INDIANAPOLIS, July 22, 2015 — Simon, a leading global retail real estate company, announced today that Gary M. Rodkin has been appointed to its Board of Directors.

Mr. Rodkin has significant management and marketing expertise with over 30 years of extensive operating and brand-building experience, including having served as Chief Executive Officer or President of public companies and as a director of other publicly held corporations in a variety of industries.

“We are delighted to welcome Gary Rodkin to the Simon Board of Directors,” said David Simon, Chairman of the Board and Chief Executive Officer.  “Gary’s extensive experience in guiding two prominent consumer companies, as well as his broad operating experience and service on other boards, will make him a valuable contributor to our board.”

About Gary M. Rodkin

Gary M. Rodkin was appointed to the Board of Directors of the Company effective July 22, 2015.  In addition to serving on Simon’s board, Mr. Rodkin also serves on the board of directors and the finance and compensation & management development committees for Avon Products, Inc.  Mr. Rodkin was Chief Executive Officer and a member of the board of directors of ConAgra Foods, Inc., from 2005 until he retired in May, 2015.  Prior to ConAgra, Mr. Rodkin was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America from February 2003, to June 2005.  Mr. Rodkin joined PepsiCo in 1998, after it acquired Tropicana, where Mr. Rodkin had served as President since 1995.  From 1979 to 1995, Mr. Rodkin held marketing and general management positions of increasing responsibility at General Mills, with his last three years at the company as President, Yoplait-Colombo.

About Simon

Simon is a global leader in retail real estate ownership, management and development and a S&P100 company (Simon Property Group, NYSE: SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales. For more information, visit simon.com.